Exhibit 10.20

FIRST AMENDMENT TO LICENSE AGREEMENT BETWEEN LANKENAU
INSTITUTE FOR MEDICAL RESEARCH AND NEWLINK GENETICS
CORPORATION DATED JULY 7, 2005

This First Amendment to the License Agreement (“First Amendment”) between Lankenau Institute for Medical Research (“LIMR”) and NewLink Genetics Corporation (“NewLink” or “Company”) is made on this May 22 day of May, 2006 (“Effective Date”).

WHEREAS, NewLink entered into a certain License Agreement with LIMR dated July 7, 2005 (“Original Agreement”) pursuant to which NewLink was granted a license for certain intellectual property owned by LIMR;

WHEREAS, LIMR owns technology developed by its employee-investigator, George Prendergast, PhD, that is related to the technology licensed by LIMR to NewLink under the Original Agreement; and

WHEREAS, Pursuant to and in accordance with Section 2.a. of the Original Agreement LIMR must notify NewLink of and provide NewLink with a “first look” at any additional research findings that directly result from the use of the technology described in Patent Applications [*]; and

WHEREAS, LIMR has provided NewLink with such notice and information regarding [*] (“Additional Technology”) and NewLink would like to license the Additional Technology.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and for the other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the parties agree as follows:

AGREEMENT

1.                                      Incorporation of Preamble and Recitals.  The Preamble and Recitals set forth above are incorporated into this First Amendment as if set forth in full.

2.                                      Definitions.  All capitalized terms used in this First Amendment and not defined herein shall have the meaning given to them in the Original Agreement.  From and after the Effective Date hereof, the term “Agreement” as used herein and in the Original Agreement shall mean the Original Agreement as amended by this First Amendment.

3.                                      Section 1(e).  Section 1(e) of the Original Agreement is amended and restated in its entirety as follows:

“LIMR Technology.  “LIMR Technology” shall mean the technology described in Patent Applications [*] (“Originally Licensed Technology”) and the technology described in Patent Application [*] (“Additional Technology;” the Originally Licensed Technology and the Additional Technology shall be referred to together as the “LIMR Technology.”) as well as in all future patent applications derived from the above mentioned applications such as international, divisional, amended, continuations and/or continuations-in-part patent applications.”

4.                                      Section 1(g).  Section 1(g) of the Original Agreement is amended by changing the period at the end of said Section to a comma and adding thereafter the following:  “and [*].”

5.                                      Section 2(a).  The first sentence of Section 2(a) of the Original Agreement is amended and restated as follows:

“LIMR hereby grants to Company an exclusive, world-wide, royalty-bearing license (“License”) under the LIMR Technology and the Patent Rights for LIMR Technology described in Patent Applications [*] and the Patent Rights to make, have made, use and/or sell Licensed Product in the field of human and animal therapeutics and diagnostics (the “Field”):

The last sentence of Section 2(a) is also amended by changing the period at the end thereof to a comma and adding thereafter the following:  “and [*].”

6.                                      Section 7.  Section 7 of the Original Agreement is amended and restated in its entirety as follows:

“a.                                 Initial Fee.  Upon the execution of this Agreement, which occurred as of July 7, 2005, NewLink shall pay to LIMR a License Initiation Fee of [*], the receipt of which LIMR hereby acknowledges.

b.                                      Annual Fee.  NewLink shall pay LIMR an annual license fee on account of the Original Technology of [*] which shall be due and payable on July 7 of each year during the term of this Agreement.  NewLink shall also pay LIMR an annual license on account of the Additional Technology of [*]

which shall be due and payable on each anniversary of the date of the Amendment to License Agreement.”

7.                                      License Initiation Fee for Additional Technology.  Upon execution of this First Amendment by NewLink, NewLink shall pay to LIMR a license initiation fee of [*].

8.                                      Entire Agreement.  The Original Agreement, as amended by this First Amendment shall constitute the entire agreement between the parties with respect to the subject matter hereof.  Except as expressly amended hereby, the Original Agreement is hereby ratified and confirmed.  In the event of a conflict between the terms of the Original Agreement and the terms of this First Amendment, the terms of this First Amendment shall prevail.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this Amendment to be executed by their duly authorized representatives.

Lankenau Institute for Medical Research		NewLink Genetics Corporation

By:	/s/ Edward L. Jones, Jr.	By:	/s/ Nicholas Vahanian

Title:	Chairman	Title:	Chief Medical and Operations Officer

Date:		Date:	5/22/2006